Seer Appoints Rachel Haurwitz, Ph.D., to its Board of Directors

Redwood City, CA, November 8, 2021 — Seer, Inc., (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today announced it has appointed Rachel Haurwitz, Ph.D. to serve on its Board of Directors, effective November 8, 2021. Dr. Haurwitz is currently CEO of Caribou Biosciences, Inc. a clinical-stage biopharmaceutical company developing genome-edited off-the-shelf immune cell therapies for the treatment of cancer. Concurrent with this appointment, David Singer will step down from the Board of Directors.

“We’re delighted to welcome Rachel to our Board of Directors. Rachel is a highly accomplished and distinguished scientist and CEO in the high-growth, emerging area of gene editing,” said Omid Farokhzad, M.D., Chair, Chief Executive Officer and Founder of Seer. “Rachel’s passion for our work at Seer, coupled with her expertise, will contribute to our growth and the delivery of our promise of opening up a new gateway to the proteome. I would like to thank David for the invaluable role he has played to help position Seer as a leader in proteomics, as well as his guidance during our transition from a private to public company.”

“I am excited to join the Seer Board and eager to contribute to the company’s inspiring mission,” said Dr. Haurwitz. “As Seer’s technology redefines what’s possible in proteomics, I look forward to partnering with their talented leadership team to deliver on this remarkable promise of opening up new insights in biology to transform human health."

Rachel Haurwitz is a co-founder of Caribou Biosciences, Inc. and has been its President and Chief Executive Officer and a director since the company’s inception in 2011. Rachel is an inventor on patents and patent applications covering multiple CRISPR-based technologies and has co-authored several scientific papers in high-impact journals characterizing CRISPR-Cas systems. In 2018, the Association for Women in Science recognized Rachel with the annual Next Generation Award. She serves on the board of directors of the Biotechnology Organization (BIO). Rachel earned an A.B. in Biological Sciences from Harvard College and a Ph.D. in Molecular and Cell Biology from the University of California, Berkeley.

About Seer Inc.
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer is commercializing its Proteograph™ Product Suite, an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Investor Contact
Carrie Mendivil
investor@seer.bio

Media Contact
Karen Possemato
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